UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Apollo Endosurgery, Inc.

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This Schedule 14A filing consists of a communication on treatment of employee equity to employees of Apollo Endosurgery, Inc., a Delaware corporation (the “Company” or “Apollo”), relating to the Agreement and Plan of Merger, dated November 29, 2022, by and among the Company, Boston Scientific Corporation, a Delaware corporation (“Boston Scientific”), and Textile Merger Sub, Inc., a Delaware corporation, and the proposed transactions thereunder (the “Contemplated Transactions”).

This communication was first used or made available on February 13, 2023.

Apollo Endosurgery Employee Questions and Answers

Treatment of Employee Equity at the Closing of the Transaction

February 13, 2023

The following FAQs describe the treatment of employee equity as of the closing of the transaction pursuant to which Boston Scientific will acquire Apollo Endosurgery (“Apollo”).

Q1. What happens to my stock options?

A: At the closing of the transaction, each outstanding stock option that you hold with a per share of Apollo common stock (“Shares”) exercise price that is less than $10.00 (whether vested or unvested) will be canceled and converted into the right to receive a cash payment equal to (i) the excess of $10.00 over the per Share exercise price of that stock option, multiplied by (ii) the number of Shares subject to that stock option, less applicable tax withholdings and authorized deductions.

Each outstanding stock option that you hold with a per share exercise price greater than or equal to $10.00, whether vested or unvested, will be canceled without payment of any consideration.

Any payments owed to you at the closing in respect of your stock options will be paid to you through payroll in local currency, per standard payroll procedures, and net of any applicable tax withholdings and authorized deductions.

Example 1: At the closing of the transaction, if you hold stock options exercisable for 1,000 Shares with an exercise price of $6.50 per Share, your stock options will be cancelled and you will receive a cash payment equal to $3,500 (($10.00 - $6.50) x 1,000), less applicable tax withholdings and authorized deductions.

Example 2: At the closing of the transaction, if you hold stock options exercisable for 1,000 Shares with an exercise price of $12.00 per Share, your stock options will be canceled without any payment to you.

Q2. Can I exercise my stock options before the closing of the transaction?

A: You can exercise your stock options and acquire Shares before the closing of the transaction if your stock options are vested and exercisable before the closing of the transaction. You must pay the full amount of the exercise price for the Shares you wish to exercise. You may pay the exercise price in cash or by check, bank draft or money order payable to Apollo or in any other manner permitted by the grant notice of your stock option, which may include paying or satisfying the exercise price through “broker-assisted exercise” or “net exercise”. Please refer to your grant notice and award agreement for more information.

In addition, you may not exercise your stock option unless any applicable tax withholding obligations are satisfied by a method of payment permitted in the grant notice and award agreement for your stock option. You should consult your personal tax advisor if you have questions relating to the tax consequences of exercising your stock options before the closing of the transaction.

At the closing of the transaction, each outstanding Share that you acquired through the exercise of your stock options will be canceled and converted into the right to receive a cash payment. Please see Questions 5-8 for more information about the treatment of Shares at the closing of the transaction.

Q3. What happens to my RSUs?

A: At the closing of the transaction, each outstanding restricted stock unit award (“RSU”) that you hold (whether vested but unsettled or unvested) will be canceled and converted into the right to receive a cash payment equal to (i) $10.00, multiplied by (ii) the number of Shares issuable under that RSU immediately prior to the closing, less applicable tax withholdings and authorized deductions.

Any payments owed to you at the closing in respect of your RSUs will be paid to you through payroll in local currency, per standard payroll procedures, and net of any applicable tax withholdings and authorized deductions.

Example: At the closing of the transaction, if you hold RSUs under which 1,000 Shares would be issuable as of immediately prior to the closing (e.g., if your original RSU grant was for 2,500 shares and the grant has already vested and settled for 1,500 Shares so that only 1,000 Shares remain issuable under the RSU grant immediately prior to the closing), your RSUs will be cancelled and you will receive a cash payment equal to $10,000 ($10.00 x 1,000), less applicable tax withholdings and authorized deductions.

Q4: When will I receive payment for my stock options or RSUs?

A: Any payments owed to you at the closing of the transaction in respect of your stock options or RSUs will be paid to you through payroll in local currency, per standard payroll procedures, within 30 days after the closing of the transaction, net of any applicable tax withholdings and authorized deductions.

Q5. What happens to my Shares?

A: At the closing of the transaction, each outstanding Share that you hold, whether purchased by you or acquired through the exercise of your stock options or settlement of your RSUs, will be canceled and converted into the right to receive a cash payment equal to (i) $10.00, multiplied by (ii) the number of Shares that you hold as of the closing date of the transaction.

Q6. I hold stock certificates for my shares. How will I receive payment for my shares?

A: If you hold stock certificates for your Shares, a letter of transmittal will be mailed to you by a third party paying agent within three business days after the closing, describing, among other things, how you should surrender your stock certificate(s) for your Shares in exchange for payment. Payments made for each outstanding Share that you own in certificate form (and not held by your broker, bank or other nominee) will be made by the third party paying agent, in accordance with the instructions you provide to the third party paying agent after receipt of the letter of transmittal.

Q7. I hold shares through a broker. How will I receive payment for my shares?

A: If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” Shares in exchange for a cash payment, and you will not be mailed, and do not need to complete, a letter of transmittal. Payments made for each outstanding Share that you own that is held in “street name” by your broker, bank or other nominee (whether in certificate or book-entry form) will be made in accordance with the procedures set forth and communicated to you by your broker, bank or other nominee. You should consult with your broker, bank or other nominee if you have any questions about receiving payment in connection with your Shares after the closing of the transaction.

Q8. I hold shares that are not certificated. How will I receive payment for my shares?

A: If your Shares are not certificated (i.e., your Shares are held in book-entry form), you will receive payment for your Shares within three business days after the closing without any action by you. You will not be mailed, and do not need to complete, a letter of transmittal.

Q9. Will taxes be withheld from payments made for the Shares that I hold?

A: The paying agent may deduct amounts from payments otherwise payable to you in the transaction for the Shares that you own (whether those Shares held in certificate form, and/or in “street name”) to satisfy applicable federal, state, local or foreign tax withholdings. You should consult your own personal tax advisor for more information as to how payments you receive for your Shares in the transaction are taxed based on your specific situation.

Q10. Can I sell Shares before the closing of the transaction?

A: You can sell your Shares before the closing of the transaction if our trading window is open. Our trading window is currently closed until two trading days after the filing of our 2022 Annual Report on Form 10-K.

Q11. Is there anything I need to do before the closing of the transaction regarding any Shares, stock options, RSUs that I own or hold in order to receive payment?

A: No, you do not need to do anything before the closing of the transaction regarding any Shares, stock options, RSUs that you own or hold in order to receive payment.

If you hold stock certificates for your Shares, you will receive a letter of transmittal within three business days after the closing with instructions on how to surrender your stock certificate(s) for your Shares in exchange for payment.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” Shares in exchange for payment.

If your Shares are not certificated (i.e., your Shares are held in book-entry form), you will receive payment for your Shares within three business days after the closing without any action by you.

Please see Questions 5-8 for more information about the treatment of Shares at the closing of the transaction

Q12: Where can I find more information about how payments I receive for my equity awards in the transaction will be taxed?

These FAQs do not constitute tax advice and Apollo is not in a position to assure you of any particular tax result related to the exercise of any stock option or the payments you receive in respect of your equity awards in the transaction. You should consult your own personal tax advisor for more information as to how payments you receive for your equity awards in the transaction are taxed based on your specific situation.

Legal Notice Regarding Forward-Looking Statements

This communication contains forward-looking statements which involve substantial risks and uncertainties and are based on our beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts contained in this communication, including statements regarding the Contemplated Transactions, are forward-looking statements. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” or “would,” or the negative of these words or other similar terms or expressions.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our current beliefs, estimates and assumptions only as of the date of this communication and information contained in this communication should not be relied upon as representing our estimates as of any subsequent date. These statements, and related risks, uncertainties, factors and assumptions, include, but are not limited to: the ability of the parties to consummate the Contemplated Transactions in a timely manner or at all; the satisfaction (or waiver) of closing conditions to the consummation of the Contemplated Transactions, including with respect to the approval of Apollo’s stockholders; potential delays in consummating the Contemplated Transactions; the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement; the effect of the announcement or pendency of the Contemplated Transactions on Apollo’s business relationships, operating results and business generally; costs related to the Contemplated Transactions; the outcome of any legal proceedings that may be instituted against Apollo or its directors or officers related to the Merger Agreement or the Contemplated Transactions; the effects of the COVID-19 pandemic, including any new outbreaks and emerging variant strains of the virus, and related self-isolation and quarantine measures on Apollo’s business, revenue, future growth and results of operations; Apollo’s strategic plan; Apollo’s financial outlook; Apollo’s focus areas for investment and its investments; the effect of inflationary and/or recessionary pressure as well as macroeconomic uncertainty; foreign exchange fluctuations; reports of adverse events related to Apollo’s products; outcomes of clinical studies related to Apollo’s products; regulatory approvals and extensive regulatory oversight by the FDA or other regulatory authorities; unfavorable media coverage related to Apollo’s products or related procedures; coverage and reimbursement decisions by private or government payors; Apollo’s ability to support the adoption of its products and broaden its product portfolio; the potential size of Apollo’s addressable markets; the execution of Apollo’s gross margin improvement projects; global supply chain constraints; announcements by Apollo; Apollo’s competitors of business or strategic developments; and Apollo’s overall business trajectory. These risks are not exhaustive. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Further information on factors that could cause actual results to differ materially from the results anticipated by Apollo’s forward-looking statements is included in the reports Apollo has filed or will file with the SEC, including

Apollo’s Annual Report on Form 10-K for the year ended December 31, 2021, and Apollo’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022. These filings are available on the investor relations section of Apollo’s website at https://ir.apolloendo.com/sec-filings and on the SEC’s website at www.sec.gov.